Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BETWEEN
EDF TRADING RESOURCES, LLC
AS SELLER,
AND
PENNSYLVANIA SERVICES CORPORATION
AS PURCHASER,
Dated as of July 1, 2015

		Page
ARTICLE I	PURCHASE AND SALE	1
Section 1.1	Purchase and Sale	1
Section 1.2	Defined Terms	1

-i-

(continued)

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	17
Section 5.1	Existence and Qualification	17
Section 5.2	Power	17
Section 5.3	Authorization and Enforceability	17
Section 5.4	No Conflicts	17
Section 5.5	Consents, Approvals or Waivers	17
Section 5.6	Litigation	18
Section 5.7	Financing	18
Section 5.8	Investment Intent	18
Section 5.9	Independent Investigation	18
Section 5.10	Liability for Brokers’ Fees	18
Section 5.11	Financial Status	18

-ii-

(continued)

ARTICLE VIII	TAX MATTERS	25
Section 8.1	Apportionment of Asset Taxes	25
Section 8.2	Refunds	25
Section 8.3	Amendment of Tax Returns	26

ARTICLE IX	INDEMNIFICATION; LIMITATIONS	26
Section 9.1	Indemnification	26
Section 9.2	Indemnification Actions	28
Section 9.3	Limitation on Actions	30

-iii-

(continued)

-iv-

SCHEDULES

Schedule 1.2	Defined Terms

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), is dated as of July 1, 2015, by and between EDF Trading Resources, LLC, a Delaware limited liability company (“Seller”), and Pennsylvania Services Corporation, a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes referred to collectively as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Seller owns 1000 Units (the “Interests”) in Pennsylvania Land Resources Holding Company, LLC, a Delaware limited liability company (the “Company”), which Units represent fifty percent (50%) of the issued and outstanding membership interests of the Company;
WHEREAS, Purchaser owns the remaining fifty percent (50%) of the issued and outstanding membership interests of the Company, represented by 1000 Units held by Purchaser (“Purchaser’s Original Interests”); and
WHEREAS, Seller desires to sell and Purchaser desires to purchase the Interests, on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase, accept and pay Seller for the Interests.
Section 1.2    Defined Terms. Capitalized terms used herein shall have the meanings ascribed to them in Schedule 1.2.
ARTICLE II
PURCHASE PRICE
Section 2.1    Purchase Price. The purchase price for the Interests (the “Purchase Price”) shall be One Hundred Twenty-Seven Million Forty-Four Thousand Four Hundred and Eighty-Six 0/100 Dollars ($127,044,486) (the “Unadjusted Purchase Price”), which amount is inclusive of Seller’s estimates of Seller’s indirect fifty percent (50%) share of (i) the Acquired Companies’ working capital, and (ii) all infrastructure costs incurred by or on behalf of the Acquired Companies during Seller’s ownership of the Interests, in each case that have been calculated in accordance with the methodology set forth on Schedule 2.1. The Unadjusted Purchase Price shall be adjusted as provided in Section 2.2.

Section 2.2    Adjustments to Purchase Price. The Unadjusted Purchase Price shall be adjusted as follows:
(a)    Upward Adjustments. The Unadjusted Purchase Price shall be adjusted upward by the following, without duplication:
(i)    An amount equal to the aggregate amount of capital contributions, made in accordance with the LLC Agreement and Contribution Agreement, made by Seller or any of its Affiliates (other than the Acquired Companies) to the Company or any Subsidiary attributable to periods from and after the Effective Time and on or prior to Closing;
(ii)    An amount equal to the total estimated amount to be paid to Seller by the Acquired Companies under the Seller Management Services Agreements for services performed from the Effective Time through the Closing Date that are not paid under such agreements;
(iii)    An amount equal to all reasonable costs and expenses incurred by the Acquired Companies (or incurred by Seller or any of its Affiliates (other than the Acquired Companies) for the account of the Acquired Companies) paid by Seller attributable to periods after the Effective Time and on or prior to Closing from Seller’s or its Affiliates’ (other than then Acquired Companies) own funds, excluding amounts accounted for in Section 2.2(a)(i);
(iv)    An amount equal to fifty percent (50%) of all 2015 Qualified Bonus Amounts that are allocated and paid by Seller to non-executive employees performing services to the Acquired Companies pursuant to the Bonus Program;
(v)    An amount equal to the aggregate of all income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 2.3(b), provided such amounts are held and retained by any Acquired Company or Purchaser and are (A) not recorded as an account receivable on the books of the Acquired Companies as of the Effective Time; or (B) recorded as an account receivable on the books of the Acquired Companies as of the Effective Time, but the amount recorded is only an estimation or was not included in the working capital estimate on Schedule 2.1;
(vi)    Without duplication of Section 2.2(a)(v), any amount attributable to under-estimates in working capital and/or infrastructure costs set forth on Schedule 2.1 with respect to the Assets, as determined in a manner consistent with the methodology set forth on Schedule 2.1; and
(vii)    Any other amount agreed upon by Seller and Purchaser in writing prior to Closing.

(b)    Downward Adjustments. The Unadjusted Purchase Price shall be adjusted downward by the following, without duplication:
(i)    Any amount for unpaid Asset Taxes assessed for the current tax period apportioned to Seller pursuant to Article VIII;
(ii)    Any amount attributable to over-estimates in working capital and/or infrastructure costs set forth on Schedule 2.1 with respect to the Assets, as determined in a manner consistent with the methodology set forth on Schedule 2.1;
(iii)    The adjustment required under Section 3.2; and
(iv)    Any other amount agreed upon by Seller and Purchaser.
Section 2.3    Allocation and Proration of Revenues and Expenses.
(a)    Allocation of Production. For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.2 and Section 2.3(b), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline flange connecting into the storage facilities located on the lands subject to the applicable Lease, Well or Leasehold Unit or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from those lands, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported from the lands subject to the applicable Lease, Well or Leasehold Unit. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging and strapping data is not available.
(b)    Entitlement to Production and Income. Except as accounted for in the adjustments to the Unadjusted Purchase Price, effective as of the Closing, all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets in each case from and after the Effective Time be the sole property and entitlement of the Acquired Companies, and, to the extent received by Seller after the Closing, Seller shall fully disclose, account for and remit the same to the Acquired Companies within ten (10) days. Effective as of the Closing, to the extent the following are held and retained by any Acquired Company or Purchaser and are not recorded as an account receivable on the books of the Acquired Companies as of the Effective Time, fifty percent (50%) of all production from or attributable to the Assets (and all products and proceeds attributable thereto) and fifty percent (50%) of all other income, proceeds, receipts and credits earned with respect to the Assets in each case before the Effective Time shall be the sole entitlement and property of Seller and, to the extent received by or held by Purchaser or any Acquired Company after Closing, Purchaser shall (or shall cause any Acquired Company to) fully disclose, account for and remit the same to Seller within ten (10) days.

Section 2.4    Allocation of Purchase Price. Seller and Purchaser agree that for Tax purposes, the Unadjusted Purchase Price and any other amounts treated as consideration paid by Purchaser for Tax purposes shall be allocated among the Assets, consistent with the allocated values set forth on Schedule 2.4 (the “Purchase Price Allocation”; with respect to each Asset, as applicable, the “Allocated Value”). The Purchase Price Allocation shall be prepared in accordance with the principals set forth in Section 1060 and 338 of the Code.
ARTICLE III
ASSIGNMENT AND DUE DILIGENCE ACKNOWLEDGEMENTS
Section 3.1    Assignment of Membership Interests. The assignment of the Interests to be delivered by Seller to Purchaser at Closing shall be in the form of Exhibit C (the “Assignment of Membership Interests”).
Section 3.2    Title Information and Agreed Adjustment. Prior to the date hereof, Purchaser acknowledges and represents that it has received all requested and desired access to and sufficiently reviewed the Records relating to the Acquired Companies’ title to the Assets, and to any other title records relating to the Assets (collectively, the “Title Information”). Purchaser acknowledges and represents that it has made all such independent reviews and inspections of the Title Information as it has deemed necessary or desirable in making the decision to enter into this Agreement, each document and instrument to be executed pursuant hereto, and to consummate the transactions contemplated hereby and thereby. In conducting the review, Purchaser has identified certain defects in the Acquired Companies’ title to certain Assets (the “Identified Defects”). Except for the warranty in Section 4.20 and the rights and remedies for breach thereof under Article IX, as its sole and exclusive remedy for the Identified Defects, and for any other defects, failures, deficiencies, liens, encumbrances, covenants, obligations or matters affecting title, Purchaser shall receive a downward adjustment to the Unadjusted Purchase Price equal to $343,242.48. Except for (a) the foregoing adjustment, and (b) the warranty in Section 4.20 and the rights and remedies for breach thereof under Article IX, Purchaser acknowledges and agrees that Seller makes no representation, warranty or covenant relating to the title to the Assets, including any failure of title, defect in title, or other lien, encumbrance, covenant, obligation, or deficiency affecting title, and acknowledges and agrees that it has not relied upon any such representations, warranties, or covenants of Seller, or other statements of Seller or any member of the Seller Group (whether contained herein or made outside this Agreement). Except for (i) the adjustment provided in this Section 3.2, and (ii) the warranty in Section 4.20 and the rights and remedies in Article IX, nothing in this Agreement (or in any document or instrument delivered in connection herewith) shall be construed as containing such a representation, warranty or covenant.
Section 3.3    Title Waiver. SUBJECT ONLY TO (A) Section 4.20 AND THE RIGHTS AND REMEDIES FOR BREACH THEREOF UNDER Article IX, AND (B) THE ADJUSTMENT PROVIDED IN SECTION 3.2, PURCHASER, ON BEHALF OF ITSELF AND THE PURCHASER GROUP, RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER GROUP FROM ANY AND ALL DAMAGES, SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR

UNKNOWN, WHICH PURCHASER OR ANY MEMBER OF PURCHASER GROUP MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY DEFECT IN TITLE, FAILURE OF TITLE, OR OTHER LIEN, ENCUMBRANCE, COVENANT, OBLIGATION, OR DEFICIENCY AFFECTING TITLE TO ANY ASSET.
Section 3.4    Environmental Acknowledgements.
(a)    Satisfactory Access to Lands and Environmental Information. Prior to the date hereof, Purchaser acknowledges and represents that it has received all requested access to the Properties and Assets (including visual inspections and interviews), and to the Records relating to Environmental Laws, liabilities under Environmental Laws, the environmental condition of the assets, or other environmental matters. Purchaser’s review was conducted at its sole cost, risk and expense, and Purchaser acknowledges and represents that, except for the representation in Section 4.16, it has relied solely upon its own investigation with respect to the foregoing environmental matters in making the decision to enter into this Agreement, each document and instrument to be executed pursuant hereto, and to consummate the transactions contemplated hereby and thereby. Purchaser represents that it and its Affiliates and/or consultants have abided by the safety rules, regulations, and operating policies of Seller, any Acquired Company or any Third Party operator while conducting its due diligence evaluation of the Interests and Assets. Purchaser acknowledges and agrees that, except for the representation in Section 4.16, Seller makes no representation, warranty or covenant relating to the presence of absence of liabilities under Environmental Laws, compliance with Environmental Laws, the release of materials into the environment, the protection of the environment or health or the environmental condition of the Assets, and acknowledges and agrees that it has not relied upon any such representations, warranties, or covenants or Seller, or other statements of Seller or any member of the Seller Group. Except for the representation in Section 4.16, nothing in Article III or elsewhere in this Agreement (or in any document or instrument delivered in connection herewith) shall be construed as containing such a representation, warranty or covenant.
(b)    NORM. Purchaser acknowledges the following:
(i)    Certain Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials associated with the exploration, development and operation of the Assets and the production of Hydrocarbons, located on or under the Properties or associated with the Assets.
(ii)    Equipment and sites included in the Assets may contain asbestos, Hazardous Substances, or NORM associated with the exploration, development and operation of the Assets and the production of Hydrocarbons.
(iii)    NORM associated with the exploration, development and operation of the Assets and production of Hydrocarbons may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms.

(iv)    The Wells, materials, and equipment located on the Properties or included in the Assets may contain NORM and other wastes or Hazardous Substances associated with the exploration, development and operation of the Assets and production of Hydrocarbons.
(v)    Such NORM containing material and other wastes or Hazardous Substances may have come in contact with the soil.
(vi)    Special procedures may be required for the remediation, removal, transportation, or disposal of soil, wastes, asbestos, Hazardous Substances, and NORM from the Assets.
Section 3.5    Consents to Assignment and Preferential Rights to Purchase. With respect to any Required Consents or any preferential rights to purchase any Asset or similar preferential rights held by a Third Party (excluding the Acquired Companies) that would be triggered by the purchase and sale of the Interests contemplated by this Agreement, Seller and Purchaser shall cooperate to promptly prepare and send notices to the relevant Third Parties (excluding Required Consents customarily obtained after Closing) to request the applicable Required Consents or waivers of preferential rights to this transaction. Seller and Purchaser shall cooperate and use commercially reasonable efforts to cause such applicable Required Consents and waivers of preferential rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided Seller shall not be obligated to make any payment or provide other consideration to (or for the behalf of) the holders of such Required Consents or preferential rights to obtain and/or waive them. Except as provided in the preceding sentence, Seller shall have no liability for the failure to obtain such Required Consents or waivers. To the extent a Required Consent is not obtained prior to Closing, Seller shall reasonably cooperate with Purchaser in attempts to obtain such Required Consents for a period of sixty (60) days after the Closing. If the waiver of any such preferential purchase right is not obtained prior to Closing, then the provisions of Section 6.6 shall apply.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser the following:
Section 4.1    Seller.
(a)    Existence and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)    Power. Seller has the limited liability company power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).
(c)    Authorization and Enforceability. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at

Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(d)    No Conflicts. Except as indicated in Schedule 4.1(d), the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of formation or the limited liability company agreement of Seller, (ii) result in a breach or default or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest or (iv) violate any Laws applicable to Seller or which is applicable to the Interests, or (v) result in a breach of, in any material respect, or termination or acceleration of any Material Contract.
Section 4.2    The Company.
(a)    Existence and Qualification. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
(b)    Power. The Company has the limited liability company power and authority to own, lease or otherwise hold its assets and conduct its business in the manner consistent with recent practice.
(c)    No Conflicts. Except as set forth on Schedule 4.10 and assuming the effectuation of all filings and registrations with, the termination or expiration of any applicable waiting periods imposed by, and the receipt of all authorizations and orders of, Governmental Authorities indicated as required in Schedule 4.1(d), the consummation of transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of formation or the LLC Agreement, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which the Company is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to the Company as a party in interest, or (iv) violate any Laws applicable to the Company, or any of its Assets, except any matters described in Clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect; provided, however, that with respect to Clause (ii) for any Loan documents, guarantees or Hedges to which any Acquired Company is a party the above representations and warranties shall only be true as of the Closing Date.
(d)    Title to Interests. Seller has good and valid title to the Interests, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind other than restrictions on transfer that may be imposed by applicable federal or state securities laws or in the LLC Agreement. Other than this Agreement and the LLC Agreement, the Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, distribution rights or disposition of the Interests.
(e)    The Interests. The Interests are duly authorized and validly issued and outstanding, fully paid, non-assessable (except as expressly authorized by the terms of the applicable LLC Agreement of the Company and except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and have not been issued in violation of any preemptive rights.
(f)    Financial Statements.
(i)    Seller has made available to Purchaser the Financial Statements.
(ii)    The Financial Statements have been prepared in accordance with the books and records of the Acquired Companies and have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered (subject, in the case of the unaudited Financial Statements, to normal year-end adjustments, the absence of notes or other textual disclosures required under the Accounting Principles) except for, in the case of the unaudited Financial Statements, normal year-end adjustments, the absence of notes or other textual disclosures required under the Accounting Principles.
(g)    Subsidiaries. Neither the Company nor any Subsidiary directly or indirectly owns any capital stock or other equity interest in any Person except in Subsidiaries as set forth in Exhibit B.
(h)    Labor Matters. There are no employment agreements with any individuals who are employed by the Company or any Subsidiary and neither the Company or any Subsidiary has, or has ever had, any employees. To Seller’s knowledge, each Acquired Company has complied in all material respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under applicable laws, the payment of all employment Taxes, including social security and similar Taxes, and occupational safety and health. During the past two (2) years, the Company has not been involved in or subject to, nor been threatened in writing with, any collective labor dispute, arbitration, strike, work stoppage, lock-out, lawsuit or administrative proceeding arising from federal, state, or local labor or employment laws involving its employees, including, but not limited to, any WARN Act claims or potential claims. The Company has not received any notice of any claims regarding any violations by the Company of any minimum wage and overtime requirements with respect to or that may eventually involve its employees, including, but not limited to, the Fair Labor Standards Act and compliance with standards for exempt and non-exempt employees.
(i)    Employee Benefits. Neither the Company nor any Subsidiary has established, maintained or contributed to (and has not otherwise been required to contribute to) any Employee Plans. To Seller’s knowledge, all Employee Plans covering employees are in compliance with ERISA (to the extent subject to ERISA), the Code, and all other applicable Laws and the terms of such Employee Plans. Each Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or favorable opinion letter from the Internal Revenue Service, and neither the Company nor any Subsidiary is aware of any circumstances likely to result in revocation of any such favorable determination letter. Seller has properly classified all of its employees who have provided services for the Acquired Companies as its common law employees for all purposes, including under each employee benefit plan sponsored, maintained, contributed to or required to be contributed to by the Seller or its Affiliates (“Seller Benefit Plans”).
Section 4.3    The Subsidiaries.
(a)    Existence and Qualification. Each Subsidiary is a limited liability company duly organized and validly existing under the Laws of its respective jurisdiction of formation as described in Exhibit B and is duly qualified to do business as a foreign limited liability company in each jurisdiction where its assets are located, except where the failure to so qualify would not, individually or in the aggregate have a Material Adverse Effect.
(b)    Power. Each Subsidiary has the limited liability company power and authority to own, lease or otherwise hold its assets and conduct its business in the manner consistent with recent practice.
(c)    No Conflicts. Except as set forth on Schedule 4.10, the consummation of transactions contemplated by this Agreement shall not (i) violate any provision of the certificate of formation or the limited liability company agreement (or equivalent certificates and governing instruments) of any Subsidiary, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Subsidiary is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to any Subsidiary as a party in interest, or (iv) violate any Laws applicable to the Subsidiary, or any of its Assets, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect; provided, however, that with respect to Clause (ii) for any Loan documents, guarantees or Hedges to which any Acquired Company is a party the above representations and warranties shall only be true as of the Closing Date.

(d)    Certificate of Formation and Limited Liability Company Agreement. Seller has delivered to Purchaser true and complete copies of the certificates of formation and the limited liability company agreements, each as amended to date, of each Subsidiary.
(e)    Title to Equity Interests of the Subsidiaries. The issued and outstanding membership interests in each Subsidiary are owned of record as described in Exhibit B. In the case of such issued and outstanding membership interests owned of record by the Company or any Subsidiary as shown on Exhibit B (the “Equity Interests”), such interests or interest are also owned beneficially and free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind other than restrictions on transfers that may be imposed by applicable federal or state securities laws, or in the applicable Subsidiary’s limited liability company agreement, similar governing instruments or the LLC Agreement. Other than this Agreement and, in the case of Subsidiaries, their respective limited liability company agreements, similar governing instruments or the LLC Agreement, the Equity Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Equity Interests.
(f)    The Equity Interests. The entire equity ownership of each Subsidiary consists of the membership interests as set forth in Exhibit B attached hereto. In each case, all the Equity Interests are duly authorized and validly issued and outstanding, fully paid, non-assessable (except as expressly authorized by the terms of the applicable operating agreements or limited liability company agreements of the Subsidiaries and except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and have not been issued in violation of any preemptive rights. Except for the membership interests shown on Exhibit B, there are no outstanding interests, units or other equity interests in any Subsidiary, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any Equity Interests of any Subsidiary. Other than pursuant to this Agreement, the limited liability company agreements of the Subsidiaries or similar governing instruments, or the LLC Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which the Company or any Subsidiary is or may become obligated to issue or sell any capital stock or other equity interests in such Subsidiary.
Section 4.4    Litigation. Except as disclosed on Schedule 4.4, there are (a) no claims or investigations pertaining to the Assets by a Governmental Authority made in connection with an alleged non-compliance with Laws of which Seller or any of its Affiliates has knowledge, or (b) no actions, suits or proceedings pending, or to Seller’s knowledge, threatened, before any Governmental Authority or arbitrator against the Company or any of the Subsidiaries or affecting the Assets.
Section 4.5    Taxes and Assessments. Except as disclosed on Schedule 4.5:
(a)    to Seller’s knowledge, the Company and the Subsidiaries have paid all ad valorem, property, production, severance, excise and similar Taxes and assessments of the

Company or any Subsidiary based on or measured by the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom, but exclusive of Income Taxes (collectively, the “Asset Taxes”) that have become due and payable during the Seller Ownership Period, and all Tax Returns with respect to such Taxes have been duly and timely filed. The Company has not elected to be treated as a corporation for any Tax purpose, and each Subsidiary is treated as an entity disregarded as a separate entity from its owner for federal Income Tax purposes;
(b)    the Company and the Subsidiaries have paid all Taxes (other than Asset Taxes addressed immediately above) to which they or the Assets are subject that have become due and payable for all taxable periods (or portions thereof) ending during the Seller Ownership Period and all Tax Returns with respect to such Taxes have been duly and timely filed;
(c)    to Seller’s knowledge, there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax to which the Company, any of the Subsidiaries or the Assets are subject;
(d)    no Asset is subject to inclusion as part of any arrangement that constitutes a partnership for U.S. federal Income Tax purposes;
(e)    neither Seller nor any of its Affiliates has received written notice of any pending claim against the Company or any Subsidiary (which remains outstanding) from any applicable Governmental Authority for assessment of Taxes applicable to the Company, any Subsidiary or any of their respective Assets, and there are no proceedings, assessments, reassessments, deficiency claims, or other claims of which Seller has received written notice with respect to any such Taxes that have been commenced or are presently pending with any applicable Governmental Authority;
(f)    there are no liens for Taxes on the Interests or any of the Assets other than liens for current period Taxes that are not yet due and payable;
(g)    none of the Company nor any of the Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements that will be binding on any of the Acquired Companies after the Closing Date; and
(h)    Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
Section 4.6    Compliance with Laws; Permits. Except with respect to Environmental Laws (which are treated under Section 4.16), except as disclosed on Schedule 4.6, and excluding operational non-compliance matters arising on or before May 28, 2013, (a) to Seller’s knowledge, the Acquired Companies are presently in compliance with all applicable Laws, (b) to Seller’s Knowledge, the Assets have been operating in compliance with the provisions and requirements of all applicable Laws, except for instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters, (c) to Seller’s Knowledge, there is no uncured violation of any Laws applicable to the ownership or operation of the Interests or Assets, and (d) neither Seller nor any of its Affiliates has received written notice of any violation of Law that would reasonably be expected to prevent, restrict, delay or otherwise interfere with the development or operation of the Assets or would reasonably be expected to result in any common law or other Claims. Seller and the Acquired Companies have all material permits, licenses and other governmental authorizations (collectively the “Permits”) necessary to own, use, enjoy, lease or otherwise hold their respective properties and assets or to conduct the business of the Acquired Companies as currently conducted. To Seller’s knowledge, all accrued fees and charges with respect to such Permits have been paid in full. Schedule 4.6 lists all current Permits issued to the Acquired Companies or Seller and which are related to the conduct of their business as currently conducted or the ownership and use of the Assets, including the names of the Permits and their respective dates of issuance and expiration. To Seller’s Knowledge, no event has occurred that would reasonably be expected to result in premature revocation or suspension of any Permit set forth in Schedule 4.6 and none of Seller or any of its Affiliates has received written notice of any violation of any such Permit that remains uncured.
Section 4.7    Material Contracts. Schedule 4.7 lists all Material Contracts, as set out in the defined term “Material Contracts.” To the Seller’s knowledge, none of Seller, the Company or the Subsidiaries, nor to the knowledge of Seller, any other Person, is in breach or default in any material respect under (or is alleged to be in breach of or default in any material respect under), or has provided or received any notice of any intention to terminate, any Material Contract, except as disclosed on Schedule 4.7. Except as set forth in Schedule 4.7, to Seller’s knowledge all Material Contracts are valid and binding on the Acquired Companies or one of its Affiliates, as applicable, in accordance with its terms and in full force and effect. Except as disclosed on Schedule 4.7, there are no Contracts with Affiliates of Seller (other than the Company and Subsidiaries) that will be binding on the Company or any Subsidiary or the Assets after Closing. No notice of material default or material breach has been received or delivered by Seller, the Company or any Subsidiary under any Material Contract, the resolution of which is currently outstanding, and no currently effective notices have been received by Seller, the Company or any Subsidiary of the exercise of any premature termination, price redetermination, market-out or curtailment of any Material Contracts. To Seller’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of material any benefit thereunder. To Seller’s knowledge, complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser prior to the date hereof. There are no material disputes pending or threatened under any Material Contract and none of Seller or any of its Affiliates has received or given any unresolved written notice of default, material amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.
Section 4.8    Payments for Production. Except as disclosed on Schedule 4.8, none of Seller, the Company or the Subsidiaries are obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar burdens on or measured by the production of Hydrocarbons from the Assets), to Hydrocarbons, or proceeds from the sale thereof, attributable to the Company’s or any Subsidiary’s interest in the Assets at some future time without receiving payment therefor at or after the time of delivery.

Section 4.9    Production Imbalances. Except as set forth on Schedule 4.9, as of the Effective Time, there were no Imbalances with respect to the Assets.
Section 4.10    Required Consents and Preferential Purchase Rights. As of the date hereof, to Seller’s knowledge, there are no Required Consents, except for (i) consents and approvals of Governmental Authorities that are customarily obtained after Closing or (ii) as set forth on Schedule 4.10. As of the date hereof, except as set forth on Schedule 4.10, to Seller’s knowledge, there are no preferential rights to purchase any Asset that would be triggered by the purchase and sale of the Interests contemplated by this Agreement.
Section 4.11    Liability for Brokers’ Fees. Except as set forth on Schedule 4.11, Purchaser and the Acquired Companies shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.
Section 4.12    Outstanding Capital Commitments. There is no single outstanding authority for expenditure which is binding on the Company, any Subsidiary or the Assets the value of which Seller reasonably anticipates exceeds One Hundred Thousand Dollars ($100,000) to the Company’s or any Subsidiary’s interests participating in the operation covered by such authority for expenditure, other than those shown on Schedule 4.12.
Section 4.13    Royalties. To Seller’s Knowledge, during the Seller Ownership Period, the Acquired Companies have paid all rentals, delay rentals, shut-in royalties, royalties, overriding royalties, net profits interests, non-participating royalty interests, non-participating mineral interests, and similar burdens on, measured by or payable out of the production of Hydrocarbons to the proper party entitled thereto, in accordance with the terms of the applicable Lease or Contract, but solely to the extent the Acquired Companies received the Hydrocarbons or proceeds thereof from which such burdens (excluding rentals) are required to be paid.
Section 4.14    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates and neither Seller nor any of its Affiliates is insolvent or generally not paying its debts as they become due or will be rendered insolvent or unable to pay its debts as they become due as a result of the transactions contemplated by this Agreement and the transaction documents.
Section 4.15    Bonds. To Seller’s Knowledge, Schedule 4.15 lists all bonds, letters of credit and other similar credit support instruments maintained by Seller with respect to the Interests, true and complete copies of which have been made available to Purchaser
Section 4.16    Environmental.
(a)    None of Seller or any of its Affiliates has entered into, or is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other binding arrangements or commitments, in each case with a Governmental Authority or that arises from any of the foregoing instruments with a Governmental Authority, pursuant to Environmental Laws that relate to limitations on the future use of any of the Assets beyond requirements generally applicable to all operators of similar assets, that prevent or seek to prevent the development or operation of such Assets, or that require any physical remediation of the present conditions of any of the lands covered or occupied by the Assets.
(b)    Except as set forth in Schedule 4.16 neither Seller nor any of its Affiliates has received written notice from any Person of any (i) release or threatened release of any Hazardous Substance at or from any of the Assets, or (ii) violation of any Environmental Law or environmental permit, in each case that has not been resolved in compliance with Environmental Laws and would reasonably be expected to prevent, restrict, delay or otherwise interfere with the development or operation of the Assets in any material respect or would reasonably be expected to result in any material common law or other liability to the Company or the Subsidiaries.
(c)    To Seller’s knowledge, Seller has made available to Purchaser prior to the date hereof complete and accurate copies of all material reports, studies, audits, written notices from Governmental Authorities, tests, analyses, and other documents addressing or referring to environmental matters related to the Assets or relating to potential liabilities or obligations under Environmental Laws with respect to the ownership or operation of the Assets, in each case which are in the possession or control of the Acquired Companies or Seller or its Affiliates.
(d)    Except as set forth in Schedule 4.16, to Seller’s Knowledge, there are no uncured material violations of any applicable Environmental Laws with respect to the Assets.
Section 4.17    Absence of Certain Changes. Since the Effective Time:
(a)    there has not been any casualty loss or condemnation with respect to the Assets;
(b)    Seller has operated the Assets and the business of the Acquired Companies with respect to the Assets, in the ordinary course in accordance with recent past practice and with the JV Agreements, including any valid and outstanding budgets issued thereunder;
(c)    Seller has not transferred, sold, mortgaged, pledged, hypothecated, encumbered or otherwise disposed of any of the Assets, except for (i) sales and dispositions of Hydrocarbons in the ordinary course of business, (ii) sales and dispositions of equipment and materials that are surplus, obsolete or replaced, and (iii) other sales and dispositions of personal property individually not exceeding One Hundred Thousand Dollars ($100,000);
(d)    Seller has maintained, and if the operator thereof, operated the Assets in accordance with the JV Agreements, consistent with past practice;
(e)    except those listed on Schedule 4.17(d), Seller has not committed to any single operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of One Hundred Thousand dollars ($100,000) (net to Seller’s interest) or make any capital expenditures related to the Assets in excess of One Hundred Thousand Dollars ($100,000) (net to Seller’s interest);
(f)    Seller has maintained insurance coverage on the Assets, in the amounts and of the types currently in force;
(g)    Seller has given prompt written notice to Purchaser of any material damage to or destruction of the any of the Assets; and
(h)    Except with respect to four Qualified JV Employees, the information for which has been provided by Seller to Purchaser, Seller has not increased the compensation or benefits of any Qualified JV Employees that Purchaser has the right to offer employment.
Section 4.18    Suspended Funds. Seller and the Acquired Companies do not hold any suspended funds with respect to any of the Interests.
Section 4.19    Inter-Company Accounts. Schedule 4.19 sets out all Inter-Company Accounts, as of the date of this Agreement, including the applicable contract under which such Inter-Company Accounts are controlled.
Section 4.20    Title. None of the Assets is subject to any mortgages, deeds of trust, other security interests imposed in connection with a financing or investment, or other recorded security interests or liens (including mechanics’ and materialmen’s liens) arising solely by, through or under Seller or its Affiliates.
Section 4.21    Limitations.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE IV, (I) WITH RESPECT TO THE ASSETS AND THE TRANSACTIONS CONTEMPLATED HEREBY (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, AND (II) PURCHASER HAS NOT RELIED UPON, AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS ADVISORS OR ANY MEMBER OF PURCHASER GROUP (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY MEMBER OF SELLER GROUP OR ANY ADVISOR THERETO).
(b)    EXCEPT AS EXPRESSLY REPRESENTED IN ARTICLE IV, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, WITH RESPECT TO THE TRANSACTION CONTEMPLATED IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS OR INTERESTS,

(II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VI) ANY ESTIMATES OF OPERATING COSTS AND CAPITAL REQUIREMENTS FOR ANY WELL, OPERATION, OR PROJECT, AND ANY ESTIMATES OF THE VALUE OF THE INTERESTS OR THE ASSETS OR FUTURE REVENUES GENERATED BY THE INTERESTS OR THE ASSETS, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT, TRADEMARK, TRADE DRESS, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT, OR (X) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER, ANY MEMBER OF PURCHASER GROUP OR ANY OF THEIR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE INTERESTS (AND INDIRECTLY THE ASSETS, INCLUDING THE EQUIPMENT), IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.
(c)    Any representation “to the knowledge of Seller,” “to Seller’s knowledge,” “to the knowledge of the Company” or “to Company’s knowledge” is limited to matters within the actual knowledge of the individuals identified on Schedule 4.21(c).
(d)    Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only. Matters disclosed in each Schedule shall qualify the representation and warranty in which such Schedule is referenced and any other representation and warranty to which the matters disclosed reasonably relate.

The fact that any item of information is disclosed in a Schedule to this Agreement shall not constitute an admission by such Party that such item is material, that such item has had or would have a Material Adverse Effect or a material adverse effect, as applicable, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller the following:
Section 5.1    Existence and Qualification. Purchaser is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 5.2    Power. Purchaser has the corporate power to enter into and perform its obligations under this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).
Section 5.3    Authorization and Enforceability. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.4    No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the bylaws (or other governing instruments) of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest or (iv) violate any Law applicable to Purchaser, except any matters described in Clauses (ii), (iii) or (iv) above which would not have a material adverse effect on Purchaser or its properties.
Section 5.5    Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement by Purchaser will not be subject to any consent, approval or waiver applicable to Purchaser from any Governmental Authority or other Third Party, except as set forth on Schedule 5.5.

Section 5.6    Litigation. There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair or delay materially Purchaser’s ability to perform its obligations under this Agreement.
Section 5.7    Financing. Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.
Section 5.8    Investment Intent. Purchaser is acquiring the Interests for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws. Purchaser acknowledges that it can bear the economic risk of an investment in the Interests, and has such knowledge and experience that it is capable of evaluating its investment in the Interests. Purchaser understands that neither the offer nor sale of the Interests has or will have been registered pursuant to the Securities Act of 1933, as amended, the rules and regulations thereunder, or any applicable state securities Laws. Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and the rules and regulation thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.
Section 5.9    Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business (and other businesses conducted with the Assets) and aware of the risks of that business. Purchaser acknowledges and affirms as of the Closing Date that (i) it will have completed its independent investigation, verification, analysis and evaluation of the Acquired Companies, the Interests and the Assets, and (ii) it will have made all such reviews and inspections of the Assets and the business, books and records, results of operations, conditions (financial or otherwise) and prospects of the Acquired Companies as it has deemed necessary or appropriate. Except for the representations and warranties expressly made by Seller in Article IV, Purchaser acknowledges that there are no, and that Purchaser has not relied upon any, representations or warranties, statutory, express or implied, as to the financial condition, the Assets, Interests, Equity Interests, liabilities, operations, business or prospects of the Company or the Subsidiaries and that Purchaser is acquiring the Interests (and indirectly, a fifty percent (50%) interest in the Assets) on an as-is where-is basis with all faults and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis and evaluation.
Section 5.10    Liability for Brokers’ Fees. Seller, and, prior to Closing, the Acquired Companies, shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.
Section 5.11    Financial Status. There are no bankruptcy, reorganization or receivership proceedings pending against, or, to Purchaser’s knowledge, threatened against Purchaser or its Affiliates. Immediately after giving effect to the transactions contemplated by this

Agreement, Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Purchaser and its Affiliates.
ARTICLE VI
COVENANTS OF THE PARTIES
Section 6.1    Press Releases. The Parties acknowledge and agree that no press release or other public announcement, or public statement or comment in response to any inquiry, or other disclosure that is reasonably expected to result in a press release or public announcement, relating to the subject matter of this Agreement shall be issued or made by Seller or Purchaser, or their respective Affiliates, without the joint written approval of Seller and Purchaser, each of which may withhold its approval in its sole discretion; provided that, a press release or other public announcement, or public statement or comment in response to any inquiry, made without such joint approval shall not be in violation of this Section if it is made in order for the disclosing Party or any of its Affiliates to comply with applicable Laws or stock exchange rules or regulations and provided (a) it is limited to those disclosures that are required to so comply and (b) the disclosing Party provides the other Party with prior written notice of the disclosure and a reasonable opportunity to provide comments thereon. Notwithstanding the foregoing, this Section shall not restrict either Party or its Affiliates from making disclosures that are required pursuant to Contracts, Leases or Surface Rights that are in effect on or prior to Closing, or from complying with any disclosure requirements of Governmental Authorities that are applicable to the change in beneficial ownership of the Assets through the transfer of the Interests. Notwithstanding anything to the contrary contained elsewhere in this Agreement, no Purchaser press release or disclosure shall, without the prior written consent of Seller, contain the name of, mention, or make reference to any Affiliates of Seller other than the Company and Subsidiaries. Seller and Purchaser shall each be liable for the compliance of their respective Affiliates with the terms of this Section.
Section 6.2    Governmental Reviews.
(a)    Seller and Purchaser shall each in a timely manner make (or cause its applicable Affiliate to make) (i) all required filings, including if applicable any filings required under the Hart-Scott-Rodino Act, and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (ii) all required filings, prepare such applications and conduct such negotiations with each Governmental Authority as to which such filing, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Purchaser and Seller shall each bear one half of the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Purchaser, Seller, the Company, any Subsidiary, or any Affiliate of any of them is required to make the payment.
(b)    Purchaser shall indemnify, reimburse, defend and hold harmless the Seller Group from and against any and all Damages based upon, arising out of or otherwise in respect of any employment action or practice of Purchaser, the Acquired Companies or any of Purchaser’s Affiliates after Closing in connection with Persons employed by or seeking to be employed by Purchaser, the Acquired Companies or any of Purchaser’s Affiliates, including claims, suits, actions or proceedings relating to or arising under the WARN Act. This indemnity shall survive Closing in accordance with Article IX.
Section 6.3    Intercompany Accounts. Except to the extent accounted for in the adjustments to the Unadjusted Purchase Price, as of the Closing, all unsettled intercompany accounts between the Company or any Subsidiary, on the one hand, and Seller or any Affiliate of Seller (other than the Company and Subsidiaries) on the other hand (the “Intercompany Accounts”), are settled in accordance with the terms of the JV Agreements and any applicable Contracts and Surface Rights, including through the payment by the Acquired Companies to Seller of all amounts due and payable to Seller under the Seller Management Services Agreements and the payment by Seller of all amounts due and payable to the Acquired Company under the applicable Seller Management Services Agreement(s).
Section 6.4    Further Assurances. After Closing, Seller and Purchaser each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 6.5    JV Employees.
(a)    Certain employees of Seller that are primarily dedicated to providing services to the Acquired Companies and that are eligible to be hired by Purchaser pursuant to this Section 6.5 are set forth on Schedule 6.5 (“Qualified JV Employees”). From and after the Closing Date, Purchaser may interview Qualified JV Employees during normal business hours, provided that all contact and communication shall be coordinated through Seller’s designated human resources personnel. At its sole discretion, Purchaser may make offers of employment to Qualified JV Employees, provided no employment by Purchaser may be effective prior to August 1, 2015, or other date mutually agreed by the Parties. Seller shall retain responsibility for the payment of any employee benefits or entitlement, including severance pay, accrued vacation, sick or holiday pay, to any Qualified JV Employee or any other employee of Seller pursuant to any Seller Benefit Plans as a result of or in connection with the consummation of the transactions contemplated hereby.
(b)    Purchaser covenants and agrees to comply with all applicable Laws with respect to the hiring of any of Seller’s employees, including Laws concerning anti-discrimination in employment and federal and state background checking laws. Purchaser shall indemnify, reimburse, defend and hold harmless the Seller Group from and against any and all Damages based upon, arising out of or otherwise in respect of any employment action or practice of Purchaser, the Acquired Companies or any of Purchaser’s Affiliates after Closing in connection with Persons employed by or seeking to be employed by Purchaser, the Acquired Companies or any of Purchaser’s Affiliates, including claims, suits, actions or proceedings relating to or arising under the WARN Act. This indemnity shall survive Closing in accordance with Article IX.
(c)    Nothing in this Agreement, whether express or implied, shall: (i) obligate the Purchaser to assume, continue, or maintain any Seller Benefit Plan; (ii) no liabilities of the Seller Benefits Plans shall be transferred to, or assumed by, the Company, the Purchaser, the Employee Benefit Plans or the Purchaser’s employee benefit plans; (iii) the Seller and its affiliates shall be solely responsible for funding and/or paying any benefits under any of the Seller Benefit Plans, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees or former employees of the Company and its Subsidiaries; (iv) confer upon any employee of Seller or its affiliates, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, or (v) be interpreted to prevent or restrict the Purchaser or its affiliates from modifying or terminating the employment or terms of employment of any Qualified JV Employees, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date.
Section 6.6    Other Preferential Rights. If a Third Party holds a preferential right to purchase any portion of an Asset that is triggered by the purchase and sale of the Interests contemplated by this Agreement, and such Person fails to exercise said right prior to Closing, and the time for exercise or waiver has not yet expired, the following procedures shall be applicable. If one or more of the holders of any such preferential right to purchase notifies Seller or any of the Acquired Companies subsequent to the Closing that it intends to assert its preferential purchase right, the Acquired Companies shall (and Purchaser shall cause the Acquired Companies to) satisfy all such preferential purchase right obligations to such holders and shall indemnify and hold harmless the Seller Group from and against any and all Damages in connection therewith and the Acquired Companies shall be entitled to retain all proceeds received from such holders in connection with such preferential rights to purchase. This indemnity shall survive Closing in accordance with Article IX.
Section 6.7    Non-Compete.
(a)    Seller shall not, and shall cause its Affiliates (excluding the Acquired Companies) to not, directly or indirectly, acquire in any capacity during the period from and after Closing and ending on the fifth anniversary of the Effective Time, any interest in any Restricted Opportunity, whether alone or as a partner, joint venturer, or lender to any other Person acquiring such interest.
(b)    As used herein “Restricted Opportunity” means any opportunity for, including an opportunity to finance, the leasing, acquisition, farm-in, exploration, development, production, transportation, gathering or marketing or any combination of the foregoing, of Hydrocarbons produced from or that may be produced from or attributable to lands lying within the Project Area. In the event Seller acquires an interest in derogation of this Section, Purchaser shall have the option to require Seller to automatically assign such interest to Purchaser or its designee without any remuneration on behalf of Purchaser.
(c)    The Parties agree that the limitations contained in this Section 6.7 with respect to time, geographical area and scope of activity are reasonable. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this Section 6.7 is unenforceable, it is the intention of the Parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.
(d)    Notwithstanding any provision of this Section 6.7 to the contrary, this Section 6.7 shall not apply to, limit or restrict in any way, any direct or indirect investment made by Seller Group (i) in any debt or equity securities of any Person (including without limitation any options, warrants or derivatives relating thereto) listed on a national securities exchange or actively trading in the public over-the-counter market or otherwise offered to the public in compliance with federal or state securities laws to the extent such investment constitutes a passive investment, or (ii) in any non-convertible debt (including without limitation any options, warrants or derivatives relating thereto) of any person listed on a national securities exchange, or actively traded in the public over-the-counter market; provided, that such Restricted Opportunity was not acquired by the grantor in violation of this Section 6.7.
ARTICLE VII
CLOSING
Section 7.1    Time and Place of Closing. The consummation of the purchase and sale of the Interests contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper LLP (US) located at 1000 Louisiana St., Suite 2800, Houston, Texas, at 10:00 a.m., local time, on July 1, 2015 (the “Closing Date”).
Section 7.2    Obligations of Seller at Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:
(a)    A duly executed counterpart of the Assignment of Membership Interests;
(b)    Resignations of the managers of the Company and the Subsidiaries that were appointed by Seller under the LLC Agreement from their position as manager of such Company or any such Subsidiary, effective on or before the Closing with mutual releases of all claims against one another; provided, that such release by the managers shall exclude (i) rights to indemnification under any provisions of the limited liability company agreement, certificate of formation, or other governing documents of the Acquired Companies, (ii) payment and other benefits to which such manager is entitled to as an employee under agreements, at-will arrangements or any Employee Plan; and (iii) rights relating to any other terms of employment, or to director and officer insurance;

(c)    A duly executed counterpart of the agreement in the form and substance attached hereto as Exhibit D, which shall terminate or otherwise modify certain JV Agreements, (the “Termination Agreement”);
(d)    An executed certificate described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;
(e)    A certificate duly executed by an officer of Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of the written consents or resolutions of the board of managers and/or managing member of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered in connection with the Closing;
(f)    A duly executed counterpart of a Restated Management Services Agreement in the form of Exhibit F;
(g)    An executed termination statement that terminates and/or cancels the UCC Financing Statement filed on May 28, 2013, with the Delaware Department of State in favor of Seller; and
(h)    All other documents and instruments reasonably required from Seller to transfer the Interests to Purchaser.
Section 7.3    Obligations of Purchaser at Closing. At the Closing, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:
(a)    A wire transfer of the Closing Payment in same-day funds;
(b)    A certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of Purchaser complete and correct copies of the resolutions of the Alpha Board authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing;
(c)    A duly executed counterpart of the Termination Agreement;
(d)    A duly executed counterpart of a Restated Management Services Agreement in the form of Exhibit F; and
(e)    A duly executed counterpart of the Assignment of Membership Interests.

Section 7.4    Closing Payment and Post-Closing Purchase Price Adjustments.
(a)    Prior to the Closing Date, Seller delivered to Purchaser, using and based upon actual amounts then available (or if actual amounts are not available, Seller’s reasonable best estimate of the actual amounts), a preliminary settlement statement estimating the Purchase Price for the Interests after setting forth each adjustment to the Unadjusted Purchase Price set forth in Section 2.2. Purchaser and Seller agree that the estimates delivered in accordance with this Section 7.4(a) constitute the collective dollar amount to be payable by Purchaser to Seller at the Closing (the “Closing Payment”).
(b)    As soon as reasonably practicable after the Closing but not later than one-hundred and twenty (120) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Seller shall supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Purchaser may not later contest or submit to the Independent Expert any amounts or adjustments that were not contested in Purchaser’s written report, which amounts or adjustments Purchaser will be deemed to have accepted. If Purchaser does not timely deliver such written report within such 30-day period, Purchaser shall be deemed to agree with the adjustments set forth in Seller’s statement. The Parties shall undertake to agree on the final statement of the Purchase Price no later than one hundred and fifty (150) days after the Closing Date (such final statement, the “Final Settlement Statement”). In the event that the Parties cannot agree on the final Purchase Price within one hundred and fifty (150) days after the Closing Date, the specific disputed items will be automatically referred to an independent expert of the Parties’ choosing with at least ten (10) years of oil and gas accounting experience for arbitration (the “Independent Expert”). If the Parties are unable to agree upon an Independent Expert, then such Independent Expert shall be selected by any Federal District Court or State District Court Judge in Houston, Texas. The Independent Expert shall conduct the arbitration proceedings in English in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, including procedures to expedite such arbitration proceedings, to the extent such rules do not conflict with the terms of this Section. The Independent Expert’s determination shall be made within thirty (30) days after submission of the matters in dispute (or as soon as possible thereafter) and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Independent Expert shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Each Party shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half of the costs and expenses of the Independent Expert and the Purchaser shall bear one-half of such costs and expenses. Within five (5) Business Days after the date on which the Parties agree (or are deemed to agree) on the Final Settlement Statement or the Independent Expert finally determines the disputed matters, as applicable, (i) Purchaser shall pay to Seller the amount by which the Purchase Price exceeds the Closing Payment, or (ii) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Purchase Price, as applicable.
(c)    All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to Seller to such bank and account as may be specified by Seller in writing, for the credit of Seller. All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to Seller, for the credit of Purchaser.
ARTICLE VIII
TAX MATTERS
Section 8.1    Apportionment of Asset Taxes. The payment to the appropriate Governmental Authority of all Asset Taxes, and the filing of all Tax Returns or reports in respect of such Asset Taxes, shall be handled or made by the Acquired Companies in accordance with applicable Law. Purchaser shall be responsible for all Asset Taxes for any period that begins on or after the Effective Time. If such Asset Taxes are assessed for any period that includes the Effective Time, they shall be apportioned (1) between the portion of the period occurring prior to the Effective Time and the portion of the period occurring after the Effective Time based on the number of days in the applicable period falling before the Effective Time and on the number of days in the applicable period falling on or after the Effective Time, (2) with respect to the portion of the period occurring after the Effective Time, 100% to Purchaser, and (3) with respect to the portion of the period occurring prior to the Effective Time, fifty percent (50%) to Purchaser and its Affiliates, on the one hand, and fifty percent (50%) to Seller, on the other hand; provided that production, severance, excise and similar Taxes shall be apportioned based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, or at and after, the Effective Time. For purposes of this Section 8.1, ad valorem and real property Taxes assessed for a particular time period shall be deemed attributable to such time period, even if such assessment is valued based (in whole or in part) upon production or other data for prior Tax periods. The actual amounts associated with the above, if any, shall be accounted for to the extent known in the adjustments to the Purchase Price at Closing and finally reconciled in the Final Settlement Statement based on then-current information.
Section 8.2    Refunds. Purchaser agrees to pay to Seller fifty percent (50%) of any refund received (whether by payment, credit, offset or otherwise, and together with any interest thereon) after the Closing by Purchaser or its Affiliates, including the Company and Subsidiaries, in respect of any Asset Taxes assessed for any period prior to the Effective Time. With respect to a refund for any Asset Tax period that includes the Effective Time, such refund shall be apportioned (1) between the portion of such period prior to the Effective Time, and the portion of such period after the Effective Time, in the same manner as Asset Taxes assessed for a period in Section 8.1, and (2) with respect to the portion of the refund apportioned to the period prior to the Effective Time, fifty percent (50%) to Purchaser and its Affiliates, on the one hand, and fifty percent (50%) to Seller, on the other hand. Purchaser shall cooperate with Seller and Seller’s Affiliates in order to take all necessary steps to claim any such refund. Any such refund received by Purchaser or its Affiliates or the Company or Subsidiaries shall be paid to Seller within thirty (30) days after such refund is received. Purchaser agrees to notify Seller within ten (10) days following the discovery of a right to claim any such refund and upon receipt of any such refund. Purchaser agrees to claim any such refund as soon as possible after the discovery of a right to claim a refund and to furnish to Seller all information, records and assistance necessary to verify the amount of the refund or overpayment.
Section 8.3    Amendment of Tax Returns. Except to the extent required by applicable Laws, after Closing Purchaser shall not and shall not permit its Affiliates, including the Company and Subsidiaries, to amend any Tax Return with respect to a taxable period for which Seller may be liable for Taxes.
ARTICLE IX
INDEMNIFICATION; LIMITATIONS
Section 9.1    Indemnification.
(a)    Except for Damages against which Seller would be required to indemnify Purchaser under Section 9.1(b) at the time the Claim Notice is presented to Purchaser by Seller, Purchaser and the Acquired Companies, jointly and severally, shall indemnify, defend and hold harmless Seller Group from and against all Damages incurred or suffered by Seller Group:
(i)    caused by, arising out of or resulting from (x) the ownership, use or operation of the Assets, or (y) the ownership, management or operation of the Company or any Subsidiary, in each case only if arising and attributable to the period after the Closing Date;
(ii)    caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement; or
(iii)    caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article V;
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, SIMPLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, or a pre-existing condition. As used herein, “Seller Group” means, collectively, Seller, its Affiliates, and its and their respective officers, managers, directors, employees, attorneys, agents, partners, representatives, members, shareholders, successors, assigns and insurers of Seller or such Affiliates.

(b)    Seller shall indemnify, defend and hold harmless the Purchaser Group against and from all Damages incurred or suffered by Purchaser Group:
(i)    caused by or arising out of or resulting from Seller’s breach of any of Seller’s covenants or agreements contained in this Agreement; or
(ii)    caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article IV.
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, SIMPLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, OR A PRE-EXISTING CONDITION. As used herein, the “Purchaser Group” means, collectively, Purchaser, its Affiliates, and its and their respective officers, managers, directors, employees, attorneys, agents, partners, representatives, members, shareholders, successors, assigns and insurers of Purchaser or such Affiliates.
(c)    Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, except for the rights of the Parties under Article VI, Seller’s and Purchaser’s exclusive remedy against each other with respect to (i) breaches of the representations and warranties herein (excluding the Fundamental Representations with respect to breaches of which the Parties shall also have whatever rights and remedies are available to them at law or in equity), and (ii) the ownership, operation, condition, quality or value of the Assets, including the environmental condition, in all cases is limited to the indemnification provisions set forth in this Section 9.1 and if no such right to indemnification is expressly provided, then such claims and other remedies available at Law or in equity (including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and under other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution) are hereby irrevocably released and waived by the Parties on behalf of themselves and their Indemnified Persons, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), OF ANY RELEASED PERSON, OR A PRE-EXISTING CONDITION, excluding, however, any existing contractual rights (subject to the Termination Agreement) between (i) Purchaser or any of Purchaser’s Affiliates and (ii) Seller or any of Seller’s Affiliates under contracts between them relating to the Assets or Interests, other than this Agreement.
(d)    “Damages” shall mean the amount of any actual liability, loss, cost, expense, fine, penalty, claim, damage, settlement, award or judgment, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity. Notwithstanding the foregoing, Damages shall not include, loss of profits, whether actual or consequential, and all other consequential, indirect, and special damages except to the extent such losses and damages are payable to a Third Party pursuant to a Claim.
(e)    Any claim for indemnity under Article VIII or this Section 9.1 by any Person in Seller Group must be brought and administered by Seller or by any Person in Purchaser Group must be brought and administered by Purchaser. No Indemnified Person other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of Article VIII or this Section 9.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 9.1(e). Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.
(f)    Without prejudice to those Sections, this Section 9.1 shall not apply in respect of matters related to Asset Taxes other than Section 4.5, which are exclusively covered by Article II and Article VIII. The Parties shall treat, for Tax purposes, any amounts paid under this Article IX as an adjustment to the Purchase Price in the same manner as provided in Section 2.2.
Section 9.2    Indemnification Actions. All claims for indemnification under Section 9.1 shall be asserted and resolved as follows:
(a)    For purposes of this Article IX, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article IX, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article IX (solely including, for the avoidance of doubt, any member of Purchaser Group or Seller Group, as applicable).
(b)    To make a claim for indemnification under Section 9.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice not later than ten (10) days after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article IX. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the

Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be deemed to have denied its obligation to defend the Indemnified Person against such Claim under this Article IX. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)    If the Indemnifying Person admits its obligation, it shall have the right and obligation to defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its sole cost which shall not be covered by this indemnity, participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 9.2(d); provided, that the Indemnified Person may file initial pleadings as described in the last sentence of paragraph (c) above if required by court or procedural rules to do so within the thirty (30) day period in paragraph (c) above. An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement but the Indemnified Person shall not settle, compromise, admit or make any acknowledgement that would give rise to liability on the part of any Indemnifying Person without the prior written consent of such Indemnifying Person. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person whether before or after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Claim. Notwithstanding the foregoing, if the Indemnifying Person has denied (or is deemed to have denied) its obligation to defend the Indemnified Person against such Claim under this Article IX, such Indemnifying Person shall nonetheless be entitled to participate at its own expense in the defense of the Claim, and the Indemnified Person shall provide to the Indemnifying Person access to all pleadings and discovery relating to such Claim.
(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be deemed to dispute the claim for such Damages.
Section 9.3    Limitation on Actions.
(a)    All representations and warranties of Seller in Article IV and Purchaser in Article V shall survive until the day that is one (1) year counted from and after the Closing Date and expire thereafter; provided, however, that the Fundamental Representations shall survive until the expiration of the applicable statute of limitations period. The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing until fully performed in accordance with their terms and expire thereafter. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration or termination date. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein.
(b)    The indemnities in Sections 9.1(a)(ii), 9.1(a)(iii), 9.1(b)(i) and 9.1(b)(ii) shall terminate with respect to a representation, warranty, covenant or agreement as of the termination date of such representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 9.1(a)(i), and all disclaimers, express acknowledgements, waivers and releases herein, continue without time limit.
(c)    The indemnity obligations under Section 9.1(b)(ii), as applicable, except the Fundamental Representations, shall apply as follows:
(i)    Seller shall not be required to indemnify any Person under Section 9.1(b)(ii) for any individual liability, loss, cost, expense, claim, award or judgment that does not exceed Seventy-Five Thousand Dollars ($75,000) in the aggregate, and such individual Damages may not be applied towards the Indemnity Deductible;
(ii)    Seller shall not have any liability for indemnification under Section 9.1(b)(ii) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are timely delivered by Purchaser exceeds a deductible amount equal to one and a half percent (1.5%) of the Purchase Price (the “Indemnity Deductible”), after which point Purchaser or Purchaser Indemnified Persons shall be entitled to claim Damages in excess of the Indemnity Deductible; and
(iii)    Seller shall not be required to indemnify Purchaser under Section 9.1(b)(ii) for aggregate Damages in excess of fifteen percent (15%) of the Purchase Price.
(d)    The amount of any Damages for which an Indemnified Person is entitled to indemnity under Article IX shall be reduced by the amount of insurance proceeds actually received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder. Upon the request of the Indemnifying Person, the Indemnified Person shall provide the Indemnifying Person with information sufficient to allow the Indemnifying Person to calculate the amount of the indemnity payment in accordance with this Agreement. An Indemnified Person shall take all reasonable steps to mitigate damages in respect of any Damages for which it is seeking indemnification and shall use commercially reasonable efforts to avoid costs or expenses associated with such Damages and, if such costs and expenses cannot be avoided, to minimize the amount thereof.
(e)    Notwithstanding any provision of Section 9.1(b) to the contrary, if Seller is required to provide indemnification under Section 9.1(b)(ii) for any Damages incurred or suffered by an Acquired Company or that otherwise arise from or are based on such Damages, Seller’s liability to provide such indemnification shall in all respects be limited to fifty percent (50%) of such Damages, subject to any other limitations imposed on Seller’s liability under this Article IX (including Section 9.3(c) and Section 9.3(d)). In addition, Seller shall have no obligation to provide indemnification to Purchaser Group under this Article IX for any Damage to the extent Seller, through affirmative evidence, demonstrates that it arises from or is caused by the ownership or operation of the Alpha Contributed Assets prior to the Seller Ownership Period.
(f)    In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing.
ARTICLE X
MISCELLANEOUS
Section 10.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 10.2    Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy, facsimile, or by recognized courier service, as follows:

(a) If to the Seller:	EDF Trading Resources, LLC 1001 Westbank Drive Austin, Texas 78746 Attention: B. Brad Watson Facsimile: 512.328.8189
With a copy to (which shall not constitute notice):	DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 Attention: Robert Gruendel Facsimile: 212.884.8536
(b) If to Purchaser:	Alpha Natural Resources, Inc. One Alpha Place P.O. Box 16429 Bristol, Virginia 24209 Attention: General Counsel Facsimile: 276.285.3747
With a copy to (which shall not constitute notice):	Morgan, Lewis & Bockius LLP 1000 Louisiana Street, Suite 4000 Houston, Texas 77002 Attention: William Parish Facsimile: 713.890.5001
Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
Section 10.3    A Sales or Use Tax, Recording Fees and Similar Taxes and Fees. Notwithstanding anything to the contrary herein, Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the transfers or other transactions contemplated hereby. Should Seller, Company or Subsidiary or Affiliate of any of them pay prior to Closing, or should Seller or any continuing Affiliate of Seller pay after Closing, any amount for which Purchaser is liable under this Section 10.3, Purchaser shall, promptly following receipt of Seller’s invoice, reimburse the amount paid. If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser shall timely furnish to Seller such certificate or evidence.
Section 10.4    Expenses. Except as provided in Section 10.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this

Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
Section 10.5    Records and Post-Closing Access.
(a)    Within ten (10) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser any Records, except for the Excluded Records and copies of other Records retained by Seller, that are in the possession of Seller or its Affiliates (other than the Acquired Companies).
(b)    Purchaser, for a period of seven (7) years following the Closing, shall, or shall cause the Acquired Companies to:
(i)    retain the Records;
(ii)    provide Seller, their Affiliates, and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense, including Records pertaining to the calculation of the adjustments to the Unadjusted Purchase Price;
(iii)    provide Seller, their Affiliates, and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing to the extent relating to (A) any claim for indemnification made under Section 9.1 of this Agreement and elsewhere in this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser under this Agreement) or (B) Taxes of Seller and its Affiliates (including any Taxes allocated to Seller under this Agreement), in each case, for review and copying at Seller’s expense and to the Company’s, the Subsidiaries’ and their Affiliates’ personnel for the purpose of discussing any such matter or claim, provided, that Purchaser’s obligation to provide access to such information following the Closing shall continue until the final resolution of such claim; and
(iv)    provide Seller, their Affiliates, and their respective officers, employees and representatives with access, during normal business hours, to the employees of the Acquired Companies or of any Affiliate of the Acquired Companies to the extent such employees have knowledge of facts relating to (A) any amount, item of income, cost, credit, debit or deduction to be accounted for in the adjustments to the Unadjusted Purchase Price or the Final Settlement Statement, or (B) Taxes of Seller and its Affiliates (including any Taxes allocated to Seller under this Agreement), and Purchaser shall cause such employees to reasonably assist Seller during normal business hours, at Seller’s request, in preparing final Tax Returns or the Final Settlement Statement.

Section 10.6    Governing Law. This Agreement and the legal relations between the Parties relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.
Section 10.7    Jurisdiction; Service of Process; and Venue. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in Harris County, Texas (or, if jurisdiction is not available in the United States federal courts, to personal jurisdiction in any action brought in the state courts located in Harris County, Texas) with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division (or, if jurisdiction is not available in the United States District Court for the Southern District of Texas, Houston Division, then exclusively in the state courts located in Harris County, Texas). The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.
Section 10.8    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 10.9    Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 10.10    Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
Section 10.11    Entire Agreement. The extension of the Third Party Disposition Notice Period from thirty days to seventy-five days after the date of the Second Anniversary as provided for in Section 11 of that certain Letter of Intent, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 10.12    Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.
Section 10.13    No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Purchaser Group or the Seller Group.
Section 10.14    References. In this Agreement:
(a)    References to any gender includes a reference to all other genders;
(b)    References to the singular includes the plural, and vice versa;
(c)    Reference to any Article, Section or Clause means an Article, Section or Clause of this Agreement;
(d)    Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
(e)    Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;
(f)    References to “$” or “Dollars” means United States dollars;
(g)    Where applicable, references to “earned”, “incurred” and “attributable to”, as used in this Agreement, shall be interpreted in accordance with the Accounting Principles and COPAS; and
(h)    “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
Section 10.15    Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Company, Subsidiaries and Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Company, Subsidiaries and Assets, their value, operation and suitability. Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.
Section 10.16    LIMITATION ON DAMAGES. NONE OF THE PURCHASER GROUP OR THE SELLER GROUP SHALL BE ENTITLED TO RECOVER ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY PURSUANT TO A CLAIM, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.
[Remainder of Page Left Intentionally Blank; Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER:

EDF TRADING RESOURCES, LLC

By:	/s/ John H. Rittenhouse
Name: John H. Rittenhouse
Title: CEO

PURCHASER:

PENNSYLVANIA SERVICES CORPORATION

By:	/s/ Philip J. Cavatoni
Name: Philip J. Cavatoni
Title: Vice President and Treasurer

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Schedule 1.2
Defined Terms
“2015 Qualified Bonus Amounts” means the bonuses to be allocated and paid by Seller to non-executive employees performing services to the Acquired Companies pursuant to the Bonus Program, excluding one-third of the 150% bonuses that are to be paid to those eligible employees who are hired by Purchaser or any of its Affiliates.
“Accounting Principles” shall mean in accordance with the United States generally accepted accounting principles, as applied by the Acquired Companies or Seller or Purchaser, as applicable, consistent with such Person’s past practices.
“Acquired Companies” shall mean the Company and all of the Subsidiaries.
“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting interests or other securities, pursuant to a written agreement, or otherwise; provided, that for the period prior to Closing, the Acquired Companies shall be Affiliates of Seller and for the period from and after Closing, the Acquired Companies shall be Affiliates of Purchaser.
“After-Acquired Leases” shall have the meaning set forth in this Schedule 1.2.
“After-Acquired Properties” means the After-Acquired Leases and
(a)    All of the oil and gas rights that are held in fee that are described on Exhibit A-6, including any of PLR’s or the Company’s rights to royalties on production, executive rights to lease, overriding royalty interests, net profits interests, carried interest, reversionary interests relating to such fee properties, and, to the extent related to such fee properties but excluding any rights to coal bed methane, any and all other interests and rights of any kind or character in or to oil and gas in place in or near the Project Area;
(b)    The gas processing plants, gas gathering systems, pipelines, meters, pumps, compressors, dehydrators, interconnects, tanks, batteries, treaters, lines, separators, vessels, power lines, communications equipment, and other mid-stream equipment, or otherwise located on the lands covered by the After-Acquired Leases;
(c)    All currently existing contracts, agreements and instruments with respect to the After-Acquired Leases, including, but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of oil and gas and processing agreements, provided that the defined term “contracts” shall not include the Leases;

Schedule-1.2

(d)    All surface fee interests, easements, Permits, licenses, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with, the After-Acquired Leases or Wells;
(e)    All office leases or buildings, furniture, equipment, machinery, tools, supplies, materials, inventory, vehicles, facilities, fixtures and other tangible personal property that relates to or is used or held for use by the Company or PLR or any of its and their Affiliates in connection with the Properties, and improvements, including pipelines and well equipment (both surface and subsurface), located on the Properties or used or held for use in connection with the operation of the Properties or the production, treating, storing, compressing, transportation, separating, or processing of Hydrocarbons from the Properties;
(f)    Originals (and, to the extent available, electronic copies) of all of the following records: After-Acquired Lease files; any geophysical, geologic, and other seismic and related technical data and information; land files; Contract and Surface Right files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; and files and all other books, records, data, files, maps and accounting records to the extent related to the other Assets, or used or held for use primarily in connection with the ownership or operation of the After-Acquired Leases or Wells, but excluding the Excluded Records; and
(g)    All insurance benefits, including rights and proceeds, to the extent arising from or relating to acts, omissions, events or circumstances or damage to or destruction with respect to the After-Acquired Leases or Wells.
“Agreement” shall have the meaning set forth in the Preamble.
“Allocated Value” shall have the meaning set forth in Section 2.4.
“Alpha Board” means the board of directors of Alpha Natural Resources, Inc., parent company of Purchaser.
“Alpha Contributed Assets” has the meaning ascribed to it in the Contribution Agreement.
“Asset Taxes” shall have the meaning set forth in Section 4.5(a).
“Assets” means the PLR Assets and the CGR Assets.
“Assignment of Membership Interests” shall have the meaning set forth in Section 3.1.
“Bonus Program” means the bonus program for non-executive employees performing services for the Company described on Exhibit E.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Houston, Texas, United States of America.

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“CGR Assets” means all of the Company’s and CGR II’s right, title, and interest in and to the following, except for the Excluded Assets:
(a)    all geophysical, geologic and other seismic and related technical data and information relating to the CGR Business;
(b)    the existing coal bed methane wells set forth on Exhibit A-5 (“CGR Wells”);
(c)    all furniture, fixtures, equipment, machinery, tools, vehicles, supplies and other tangible personal property that relates to or is used or held for use by the Company or CGR II in connection with the CGR Business, and all facilities, including flow lines, pipelines, gathering systems, and central processing equipment, tools, and other personal property primarily used or held for use in the CGR Business or for producing, treating, storing, compressing, processing or transporting gas in connection therewith (“CGR Equipment”);
(d)    all owned intellectual property that is necessary for the conduct of the CGR Business;
(e)    all contracts and agreements used in the CGR Business or in which CGR II or the Company has an interest or is named a party thereto (“CGR Contracts”);
(f)    all Permits, including environmental permits, which are held by CGR II or the Company and required for the conduct of the CGR Business or for the ownership or use of the other CGR II assets;
(g)    all rights of CGR II and the Company under warranties and indemnities and all similar claims against third parties arising from or relating to the CGR Business; and
(h)    originals and, where originals are not available, copies of all books and records relating to the CGR Business, including machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, supplier lists, production data, quality control records and procedures, maps, information and other data relating to the CGR Business, whether written or electronic, including land and title records and related documents, contract files, and operations, environmental, production, accounting and other geologic, seismic and land data and records; information with respect to Asset Taxes, correspondence with Governmental Authorities, and documents relating to intellectual property of CGR II, but in all cases excluding Excluded Records (“CGR Records”).
“CGR Business” means the business of de-gasifying coal mines conducted by CGR II.
“CGR II” means Coal Gas Recovery II, LLC, a Delaware limited liability company and Subsidiary of the Company.
“CGR Contracts” shall have the meaning set forth in the definition of CGR Assets above in this Schedule 1.2.

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“CGR Equipment” shall have the meaning set forth in the definition of CGR Assets above in this Schedule 1.2.
“CGR Records” shall have the meaning set forth in the definition of CGR Assets above in this Schedule 1.2.
“CGR Wells” shall have the meaning set forth in the definition of CGR Assets above in this Schedule 1.2.
“Claim” shall have the meaning set forth in Section 9.2(b).
“Claim Notice” shall have the meaning set forth in Section 9.2(b).
“Closing” shall have the meaning set forth in Section 7.1.
“Closing Date” shall have the meaning set forth in Section 7.1.
“Closing Payment” shall have the meaning set forth in Section 7.4(a).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the Recitals.
“Contracts” means the PLR Contracts and CGR Contracts.
“Contribution Agreement” means that certain Contribution Agreement between Purchaser and Seller dated as of May 28, 2013.
“COPAS” means the Council of Petroleum Accountants Society.
“Damages” shall have the meaning set forth in Section 9.1(d).
“EDFT Guaranty” means that certain Guaranty among EDF Trading Limited, Seller, and Purchaser dated as of May 28, 2013.
“Effective Time” means 7:00 a.m. local time where the Leases are located on June 1, 2015.
“Employee Plans” means employee benefit plans and programs, including, without limitation, (i) all retirement, savings and other pension plans; (ii) all health, severance, insurance, disability and other employee welfare plans; and (iii) all employment, incentive, perquisites, vacation and other similar plans, programs or practices whether or not subject to ERISA and whether covering one person or more than one person, in each case, that is sponsored, maintained, contributed to or required to be contributed to by the Company of any Subsidiary for the benefit of current or former employees of the Acquired Companies.

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“Environmental Laws” means, as the same have been amended to the Effective Time, any Law the purpose of which is to conserve or protect the environment, health and safety, wildlife or natural resources and any Law relating to the environment (including natural resources), health and safety, Hazardous Substances, industrial hygiene, the environmental conditions on, under, or about any of the Assets, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and all similar Laws as of the Effective Time of any Governmental Authority having jurisdiction over the ownership, development, use and operation of the Assets in question addressing pollution or protection of the environment (including natural resources) or biological or cultural resources and all regulations implementing the foregoing.
“Equipment” means the PLR Equipment and the CGR Equipment.
“Equity Interests” shall have the meaning set forth in Section 4.3(e).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Records” means:
(i)    all legal files, records and correspondence of Seller or its Affiliates (other than the Acquired Companies), including such items protected by or subject to attorney-client privilege, all engagements and similar letters and agreements with Seller’s or its Affiliates’ (other than the Acquired Companies) legal advisors, and all work product of Seller’s or its Affiliates’ (other than the Acquired Companies) legal counsel, it being agreed that neither Purchaser nor any Acquired Company shall have the right to waive any attorney-client or similar privilege in favor of Seller or any of its Affiliates (other than the Acquired Companies) with respect to the Interests or the Assets, including by reason of any joint representation of Seller, the Company, any Subsidiary and/or their respective Affiliates;
(j)    all financial, income and franchise Tax and legal records of Seller and its Affiliates (other than the Acquired Companies);
(k)    copies of any Company or Subsidiary records retained by Seller in its discretion; and
(l)    (A) records and correspondence prepared by or on behalf of Seller or its Affiliates relating to the presentation, offer, negotiation or consummation of the sale of the Interests, the Acquired Companies or the Assets or any material interest therein, or to the preparation or negotiation of this Agreement (or any similar transaction agreement) or any Exhibit, Schedule or document to be delivered pursuant hereto, including marketing

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materials, research, pricing or valuation information, bidding materials and bids, and correspondence and transaction documents exchanged with Third Parties, and (B) all agreements and engagements of Seller or any of their Affiliates with investment advisors, brokers or consultants in connection with the foregoing.
“Final Settlement Statement” shall have the meaning set forth in Section 7.4(b).
“Financial Statements” means (x) the audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of operations, comprehensive (loss) income, member’s equity and cash flows of the Company and its Subsidiaries for the period of May 28, 2013 through December 31, 2014, together with the notes thereto; and (y) the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related unaudited consolidated statements of operations, comprehensive (loss) income, member’s equity and cash flows for the January 1, 2015 period ended May 31, 2015.
“Fundamental Representations” means those representations and/or warranties provided in Section 4.1, Section 4.2, Section 4.3, and Section 4.11, and Section 4.20.
“Governmental Authority” means any national government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.
“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hazardous Substances” means any toxic or hazardous material or substances; solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; radioactive materials, including naturally occurring radioactive materials; and any other chemical, pollutant, contaminant, substance, or waste, including a petroleum or petroleum-derived substance or waste, that is regulated under any Environmental Laws, including any substance that would require remediation, clean-up, or other action if spilled or released.
“Hedge” means all futures, options, swaps and other derivatives.
“Hydrocarbons” means oil, gas, condensate, natural gas liquids, and other liquid or gaseous hydrocarbons or any combination thereof or products therefrom.
“Identified Defects” has the meaning set forth in Section 3.2.
“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.
“Income Taxes” shall mean Taxes determined on the basis of income or gross receipts, including franchise Taxes.

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“Indemnified Person” shall have the meaning set forth in Section 9.2(a).
“Indemnifying Person” shall have the meaning set forth in Section 9.2(a).
“Indemnity Deductible” shall have the meaning set forth in Section 9.3(c)(ii).
“Independent Expert” shall have the meaning set forth in Section 7.4(b).
“Intercompany Accounts” shall have the meaning set forth in Section 6.3.
“Interests” shall have the meaning set forth in the Recitals.
“JV Agreements” means the EDFT Guaranty, the Contribution Agreement, the Seller Management Services Agreements, LLC Agreement, and the Pledge Agreement.
“Laws” means any and all applicable laws, statutes, rules, regulations, ordinances, orders, codes, decrees, writs, injunctions, judgments, or principles of common law that are promulgated, issued, or enacted by Governmental Authorities.
“Leasehold Units” shall have the meaning set forth in the definition of Assets above in this Schedule 1.2.
“Leases” shall have the meaning set forth in the definition of Assets above in this Schedule 1.2.
“Letter of Intent” means that certain letter agreement between Alpha Natural Resources, Inc. and EDF Trading Resources, LLC, dated June 4, 2015.
“LLC Agreement” means the Limited Liability Company Agreement of the Company dated May 28, 2013, as may have been amended from time to time.
“Loan” means the incurrence or assumption of indebtedness for borrowed money.
“Material Adverse Effect” means a material adverse effect on the ownership, use, operation or value of the Assets, taken as a whole; provided, however, that, in determining whether a Material Adverse Effect has occurred, or would be reasonably be expected to occur, the following shall be disregarded: (a) general changes in oil and gas prices; (b) general changes in industry, economic or political conditions or markets; (c) acts of God, including hurricanes and storms; (d) civil unrest or similar disorders or terrorist acts; and (e) changes in Laws except, in the case of clauses (a), (b), (c) and (e), to the extent of any disproportionate effect the same has had or would reasonably be expected to have on the Assets compared to or relative to the effect on other assets similar to the Assets.
“Material Contract” means: (i) any agreement between Seller or any Affiliate (other than an Acquired Company) and any Acquired Company, other than those subject to the Termination Agreement; (ii) any agreement for the sale, exchange, or other disposition of, or transportation, gathering, processing, treatment, fractionation, or storage of, Hydrocarbons produced from or attributable to the Assets that is not cancelable without penalty or other material payment on not

Schedule-1.2
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more than sixty (60) days prior written notice; (iii) any agreement of or binding upon any Acquired Company to sell, lease, farmout, or otherwise dispose of any interest in any of the Properties after the Effective Time, excluding (1) conventional rights of reassignment arising in connection with the actual surrender or release of any of the Properties and (2) preferential rights to purchase and similar preferential rights; (iv) joint operating agreements, unit agreements, unit operating agreements, contracts relating to an area of mutual interest or otherwise constituting an agreement purporting to restrict, limit, or prohibit the manner in which, or the locations in which, an Acquired Company or Seller, as applicable, may conduct business, joint venture agreements, exploration agreements, participation agreements, and farmout and farmin agreements; (v) any agreement that can reasonably be expected to result in aggregate payments or incurred liabilities by the Acquired Companies with respect to the Assets of more than Two Hundred Thousand Dollars ($200,000) during the current or any subsequent calendar year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (vi) any agreement that provides for an area of mutual interest, non-competition covenant, or any provision substantially similar to the foregoing; (vii) any agreement providing for a commitment to use one or more drilling rigs, including any contract operating agreements, and all agreements related thereto; and (viii) any agreement relating to Loans or Hedges affecting any Acquired Company or any of the Assets.
“Midstream Assets” shall have the meaning set forth in the definition of Assets above in this Schedule 1.2.
“NORM” means naturally occurring radioactive material.
“Oil and Gas Fee Properties” shall have the meaning set forth in this Schedule 1.2.
“Party” and “Parties” shall have the meaning set forth in the Preamble.
“Permits” shall have the meaning set forth in Section 4.6.
“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“Pledge Agreement” means that certain LLC Interest Pledge Agreement between Seller and Purchaser dated as of May 28, 2013.
“PLR” means Pennsylvania Land Resources, LLC, a Delaware limited liability company and Subsidiary of the Company.
“PLR Assets” means all of the Company’s and PLR’s right, title, and interest in and to the following:
(m)    The oil and gas leases, oil, gas and mineral leases and subleases, any oil and gas rights that are held in fee, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to oil and gas in place, acquired on and after May 28, 2013 that are described on Exhibit A-7 , including any renewals or other extensions of such Leases and such rights as are appurtenant, necessary or convenient for the ownership,

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operation, or development of such Leases and all pooled, communitized or unitized acreage which includes all or a part of any Lease, and all tenements, hereditaments and appurtenances belonging to such leases and lands pooled communitized or unitized therewith (collectively, the “After-Acquired Leases”);
(n)    The oil and gas leases, oil, gas and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to oil and gas in place, that are described on Exhibit A-1 (collectively with the After-Acquired Leases, the “Leases”), including any renewals or other extensions of such Leases and such rights as are appurtenant, necessary or convenient for the ownership, operation, or development of such Leases, and any and all oil, gas, water, CO2 or injection wells located on the property subject to the Leases and on the Oil and Gas Fee Properties or on the pooled, communitized or unitized acreage that includes all or any part of the Leases, including the interests in the wells shown on Exhibit A-2 attached hereto (the “PLR Wells”);
(o)    All of the oil and gas rights that are held in fee that are described on Exhibit A-1, including any of PLR’s or the Company’s rights to royalties on production, executive rights to lease, overriding royalty interests, net profits interests, carried interest, reversionary interests relating to such fee properties, and, to the extent related to such fee properties but excluding any rights to coal bed methane, any and all other interests and rights of any kind or character in or to oil and gas in place in the Project Area (“Oil and Gas Fee Properties”);
(p)    All pooled, communitized or unitized acreage which includes all or a part of any Lease (the “Leasehold Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Leasehold Units;
(q)    The gas processing plants, gas gathering systems, pipelines, meters, pumps, compressors, dehydrators, interconnects, tanks, batteries, treaters, lines, separators, vessels, power lines, communications equipment, and other mid-stream equipment, including that described on Exhibit A-3, or otherwise located on the lands covered by the Leases or Leasehold Units (the “Midstream Assets” and, together with the PLR Leases, Oil and Gas Fee Properties, PLR Wells and Leasehold Units, the “Properties”);
(r)    The contracts listed on Schedule 4.7 and all other currently existing contracts, agreements and instruments with respect to the Properties, to the extent applicable to the Properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of oil and gas and processing agreements, provided that the defined term “contracts” shall not include the Leases (subject to such proviso, the “PLR Contracts”);
(s)    All surface fee interests, easements, Permits, licenses, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with, the Properties (the “Surface Rights”);

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(t)    All furniture, equipment, machinery, tools, supplies, facilities, fixtures and other tangible personal property that relates to or is used or held for use by the Company or PLR or any of its and their Affiliates in connection with the Properties, and improvements, including pipelines and well equipment (both surface and subsurface), located on the Properties or used or held for use in connection with the operation of the Properties or the production, treating, storing, compressing, transportation, separating, or processing of Hydrocarbons from the Properties, (the “PLR Equipment”);
(u)    The office leases or buildings, if any, described on Exhibit A-4 and the furniture, fixtures and equipment located therein;
(v)    The materials and equipment inventory, if any, used or held for use in connection with the Properties;
(w)    All vehicles used in connection with the Properties;
(x)    All Hydrocarbons produced from or attributable to the Leases, Leasehold Units, or PLR Wells attributable to the ownership of Company or the Subsidiaries, all oil, condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline inventories of the Acquired Companies from the Properties in storage in tanks or pipelines attributable to the ownership of Company or the Subsidiaries, and all Imbalances of the PLR and the Company;
(y)    Originals (and, to the extent available, electronic copies) of all of the following records: Lease files; land files; PLR Well files; Contract and Surface Right files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; and files and all other books, records, data, files, maps and accounting records to the extent related to the other Assets, or used or held for use primarily in connection with the ownership or operation of the Assets, but excluding the Excluded Records (the “PLR Records”);
(z)    All insurance benefits, including rights and proceeds, to the extent arising from or relating to acts, omissions, events or circumstances or damage to or destruction with respect to the Properties; and
(aa)    any geophysical, geologic, and other seismic and related technical data and information relating to the Properties.
“Project Area” shall have the meaning set forth in the LLC Agreement.
“Project Operator” shall have the meaning set forth in the LLC Agreement.
“Properties” shall have the meaning set forth in the definition of Assets above in this Schedule 1.2.
“Purchase Price” shall have the meaning set forth in Section 2.1.

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“Purchase Price Allocation” shall have the meaning set forth in Section 2.4.
“Purchaser” shall have the meaning set forth in the Preamble.
“Purchaser Group” shall have the meaning set forth in Section 9.1(b).
“Purchaser Management Services Agreements” means collectively, (i) that certain Management Services Agreement between Purchaser and PLR dated as of May 28, 2103, and (ii) that certain Management Services Agreements between Purchaser and CGR II dated as of May 28, 2013.
“Purchaser’s Original Interests” shall have the meaning set forth in the Recitals.
“Qualified JV Employees” shall have the meaning set forth in Section 6.5.
“Records” means the PLR Records and CGR Records.
“Required Consent” means a consent by a Third Party that must be obtained pursuant to a change of control or similar provision triggered by the purchase and sale of the Interests contemplated by this Agreement that if not obtained, will result in a material breach of such agreement that makes Purchaser or Seller liable for a material amount of damages or will entitle the holder of the consent right to terminate a Lease.
“Restated Management Services Agreement” means that certain restated management services agreement in the form of Exhibit F, to be executed simultaneously with this Agreement, between the Parties hereto that amends and restates the Seller Management Services Agreements, pursuant to which Seller will provide mutually agreed services to Purchaser, and Purchaser will reimburse Seller in accordance with such restated management service agreement.
“Restricted Opportunity” shall have the meaning set forth in Section 6.7.
“Second Anniversary” has the meaning ascribed to it in the LLC Agreement.
“Seller” shall have the meanings set forth in the Preamble.
“Seller Benefit Plan” shall have the meaning set forth in Section 4.2(i).
“Seller Group” shall have the meaning set forth in Section 9.1(a).
“Seller Management Services Agreements” means collectively, (i) that certain Management Services Agreement between Seller and PLR dated as of May 28, 2013, and (ii) that certain Management Services Agreement between Seller and CGR II dated as of May 28, 2013.
“Seller Ownership Period” means the period of time commencing from and after the date that Seller acquired the Interests and was designated the Project Operator, and ending on the Effective Time.

Schedule-1.2
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“Subsidiary” means each of the entities described on Exhibit B, which are direct or indirect subsidiaries of the Company.
“Surface Rights” shall have the meaning set forth in the definition of Assets above in this Schedule 1.2.
“Tax” or “Taxes” shall mean (i) all taxes, assessments, customs, duties, imposts, unclaimed property, fees and other governmental charges imposed by any Governmental Body, including any federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, (ii) any interest, fine, penalties or additional amounts which may be imposed with respect of any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) and (ii) that arises by reason of a contract, assumption, transferee or successor liability, operation of law or otherwise.
“Tax Return” means any report, return, statement (including an estimated report, return or statement), and other similar filing to declare or report Taxes.
“Termination Agreement” shall have the meaning set forth in Section 7.2(c).
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Disposition Notice Period” has the meaning ascribed to it in the LLC Agreement.
“Unadjusted Purchase Price” shall have the meaning set forth in Section 2.1.
“Units” shall have the meaning set forth for such term in the LLC Agreement.
“WARN Act” means Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Wells” means the PLR Wells and CGR Wells.

Schedule-1.2
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